Exhibit 5.1

[Thompson Hine LLP letterhead]

February 27, 2013

Lexmark International, Inc.

One Lexmark Centre Drive

740 West New Circle Road

Lexington, Kentucky 40550

Re: $400,000,000 Aggregate Principal Amount of 5.125% Senior Notes due 2020 of Lexmark International, Inc.

Ladies and Gentlemen:

We have acted as counsel for Lexmark International, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of 5.125% Senior Notes Due 2020 of the Company (the “Notes”) pursuant to the Underwriting Agreement, dated February 27, 2013 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC and Citigroup Global Markets, Inc., acting as representatives of the several underwriters named therein (the “Underwriters”). The Notes are to be issued pursuant to an indenture (the “Base Indenture”) by and between the Company and Wilmington Trust, National Association., as trustee (the “Trustee”), as supplemented by a supplemental indenture (together with the Base Indenture, the “Indenture”) by and between the Company, the Trustee and Citibank, N.A., as initial paying agent and registrar (the (“Paying Agent”), each dated as of March 4, 2013.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture and such other documents and records and matters of law as we have deemed necessary for purposes of this opinion.

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee and Paying Agent, as applicable, have each authorized, executed and delivered the Indenture in accordance with applicable law, and (ii) the Indenture is the valid, binding and enforceable obligation of each of the Trustee and Paying Agent, as applicable. We have further assumed, for purposes of the opinions expressed herein, the legal capacity and authority of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

The opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, each as currently in effect, that are normally applicable to transactions of the type contemplated by the Underwriting Agreement. We do not express any opinion with respect to the law of any jurisdiction, other than the State of New York or General Corporation Law of the State of Delaware, or as to the effect of any such law on the opinions herein stated.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that (i) the Company is a corporation existing and in good standing under the laws of its jurisdiction of incorporation and (ii) the Notes (A) have been authorized by all necessary corporate action of the Company and (B) when they are executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

In addition, our opinions are limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally; and (ii) general equitable principles, whether such principles are considered in a proceeding at law or at equity.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Form 8-K and its incorporation by reference into the Registration Statement on Form S-3 (Registration No. 33-186255) filed with the Commission under the Securities Act of 1933, as amended. We also consent to the reference to our name under the caption “Validity of the Notes” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP